Exhibit 10.1
June 26, 2007
Scott Devitt
13582 Wyecrosse Court
Bristow, VA 20136
Dear Scott,
On behalf of Blue Nile, Inc. (the “Company”), I am pleased to offer you the position of Chief Financial Officer, reporting to Diane Irvine. The terms of your relationship with the Company will be as indicated herein.
1.	Position. You will become the Chief Financial Officer for the Company. As such, you will have responsibilities as determined by the President. The Company may change your position, duties, and reporting relationship from time to time in its discretion.

2.	Base Salary. You will be paid a monthly salary of $16,667 less payroll deductions and all required withholdings which represents an annualized rate of $200,000. Your wage will be payable in accordance with the Company’s standard payroll policies. The Company may modify your compensation from time to time in its discretion.

3.	Performance Bonus. You will be eligible to earn an annual performance bonus with a target payout of $100,000. The target will be pro rated for fiscal year 2007 based on your start date. Your performance bonus can range from 0% to 200% of target based on the performance of the Company and your individual performance against key objectives.

4.	Signing Bonus. You will be paid a signing bonus of $200,000, with 50% earned and paid upon your date of employment and 50% paid on your one year anniversary with the Company subject to your continued employment at that time.

5.	Stock Options. We will recommend to the Board of Directors or Subcommittee thereof, that you be granted a non statutory stock option to purchase 45,000 shares of common stock of the Company. The exercise price will be the closing sales price (or the closing bid, if no sales were reported) as quoted on the NASDAQ Stock Market LLC on the last market trading day prior to the date of grant. One eighth (1/8) of the shares subject to such option will vest on the six month anniversary of your hire date and one forty-eighth (1/48) of the shares subject to such option will vest each month thereafter as long as your employment continues with the Company. The Company’s 2004 Equity Incentive Plan, the Grant Notice and the Stock Option Agreement shall govern the terms of this option grant in all respects.

6.	Restricted Stock Units. We will recommend to the Board of Board of Directors or Subcommittee thereof, that you be granted 6,500 restricted stock units. One fourth (1/4) of the restricted stock units will vest on each anniversary of your hire date as long as your employment continues with the Company. The Company’s 2004 Equity Incentive Plan, the Restricted Stock Unit Grant Notice and the Restricted Stock Unit Award Agreement shall govern the terms of this grant in all respects.

7.	Benefits. You will be eligible to participate in our healthcare and dental benefits, life and disability insurance, and a 401(k) plan effective on the first of the month following your date of hire in accordance with the terms of the applicable plans. The Company may modify your benefits from time to time in its discretion.

8.	Relocation. We will reimburse you for your reasonable relocation expenses.

9.	Standard Employee Agreement. As a condition to your employment, you are required to sign and comply with the Company’s standard Employee Nondisclosure, Proprietary Information, Inventions, Nonsolicitation and Noncompetition Agreement.

10.	Employee Handbook. As a Company employee, you will be expected to abide by the Company’s rules and standards. You further understand that you will be required to acknowledge and sign that you have received a copy of the Company’s Employee Handbook and that you understand the Company’s policies set forth in the Company’s Employee Handbook.

11.	Federal Immigration Law. For purposes of federal immigration law, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within three (3) business days of your date of hire, or our employment relationship with you may be terminated.

12.	At-Will Employment. Your employment is at-will, as defined under applicable law. This means you may voluntarily quit at any time, for any reason or for no reason, simply by notifying the Company. Likewise, the Company may terminate your employment at any time, for any lawful reason or for no reason, with or without cause or advance notice. This at-will employment relationship cannot be changed except in a writing signed by a Company officer.

13.	Entire Agreement. This offer letter agreement, together with your Employee Nondisclosure, Proprietary Information, Inventions, Nonsolicitation and Noncompetition Agreement, constitutes the complete and exclusive statement of your employment agreement with the Company. The employment terms in this letter supersede any other agreements or promises made to you by anyone, whether written or oral.

14.	Start Date. July 23, 2007.
Again, let me indicate how pleased we all are to extend this offer, and how much we look forward to working together. Please indicate your acceptance by signing and returning the enclosed copy of this letter.
Very truly yours,
Blue Nile Inc.

/s/ Mark Vadon

Mark Vadon, CEO
The foregoing terms and conditions are hereby accepted:

Signed:	/s/ Scott Devitt

Scott Devitt

Dated:	6/27/2007